EXHIBIT 10.1

Settlement Agreement dated March 28, 2013, among Research Solutions, Inc., Techniques Appliquées aux Arts Graphiques, S.p.A., Fimmotaag, S.p.A., Patrice Chambin, and Mario Vendemiati.

TRANSACTIONAL PROTOCOL

In Paris
March 28, 2013

BETWEEN:

TECHNIQUES APPLIED TO THE GRAPHIC ARTS, a simplified joint stock company with capital of € 89,000 which is headquartered Olympe De Gouges 3 Rue - Zac 91,350 GRIGNY of Radars and registered with the Trade and Companies under number Evry 431,289 156, represented by its President, Mr Peter Derycz,

BELOW CALLED "TAAG"
FIRST PART

RESEARCH SOLUTIONS (formerly DERYCZ SCIENTIFIC Inc., following a change of name) a U.S. company whose head office is located 5435 Balboa Blvd, Suite 202, CA 91316 USA, represented by its President, Mr Peter Derycz,

BELOW CALLED "RESEARCH SOLUTIONS"
SECOND PART

ET:

FIMMOTAAG, limited liability company with a capital of 13,312 euros, whose registered office is located 130 road Morsang, 77176 NANDY, registered in Evry under number 430 108 050, in the person of his two co-managers and Gentlemen Patrice Chambin and Mario VENDEMIATI, hereafter "FIMMOTAAG"

BELOW CALLED "FIMMOTAAG"
THIRD PART

Patrice Chambin, born 18 December 1953 in Paris (75014), residing at 28 Oak Grove Alley, 77310 SAINT FARGEAU PONTHIERY, company director,

BELOW CALLED "Patrice Chambin"
FOURTH PART

Mario VENDEMIATI born October 10, 1958 in Draveil (91210), residing 130 route Morsang, 77176 NANDY, of French nationality, company director,

BELOW CALLED "Mario Vendemiati"
FIFTH PART OF

BELOW TOGETHER DESIGNATED "PARTIES"
OR INDIVIDUALLY "PART"

TABLE OF CONTENTS

1. PREAMBLE 3
2. PURPOSE 5
3. MUTUAL CONCESSIONS 5
4. ENTRY INTO FORCE 9
5. SCOPE OF TRANSACTION PROTOCOL 10
6. WITHDRAWAL OF PROCEEDINGS AND WAIVER OF ACTION 10
7. WARRANTY 11
8. 11 ENTIRE
9. CONFIDENTIALITY 11
10. APPLICABLE LAW AND JURISDICTION 12
11. ADDRESS 12

1. PREAMBLE

TAAG company, founded in 2000, has a printing business called "work" and currently employs about fifty employees.

The company has TAAG Chairman RESEARCH SOLUTIONS society which is headquartered in the United States, and is also the sole shareholder of the company TAAG.

The company is a holding FIMMOTAAG heritage founded by Mr. Mario Vendemiati and Patrice Chambin, they each hold a 50% stake and they are co-managers.

February 24, 2011, the parties entered into an agreement to sell shares to effect from 31 March 2011, pursuant to which the Company sold 100% FIMMOTAAG capital and voting rights of the company to the company TAAG RESEARCH SOLUTIONS ( the "Protocol").

The price of this assignment was fixed at the sum of € 750,000, paid including the delivery of 336,921 shares RESEARCH SOLUTIONS FIMMOTAAG the transferor company (the "Shares RESEARCH SOLUTIONS"), it being understood that such Shares are RESEARCH SOLUTIONS today made unavailable by the company account holder in the United States until the complete extinction of all proceedings pending between the parties.

Under the Protocol, FIMMOTAAG Gentlemen Patrice Chambin and Mario Vendemiati made certain representations and warranties provided in relation to certain assets and liabilities of the company TAAG (the "GAP"). They are particularly committed to indemnify the purchaser for any damage from falling prices of shares sold, due to an event whose existence, the origin or the cause was prior to the effective date of Protocol .

Coaching of former leaders and Vendemiati Mario Patrice was Chambin provided for under labor contracts March 31, 2011 with the company TAAG.

March 8, 2012 Mario Vendemiati Chambin and Patrice were laid off and their layoffs were reported April 3, 2012.

Their mandates CEOs were dismissed by decision of the President April 30, 2012.

On 17 July 2012, Mario and Patrice Vendemiati Chambin have assigned the company TAAG before the Labour Court of Evry to challenge the real and serious cause for their dismissal and demanded that the company TAAG is the aggregate minimum 522,929.60 euros in compensation for the harm they have suffered support (the "proceedings relating to employment").

January 10, 2013 the company TAAG before the Dean of Instruction Judges TGI Evry a complaint with a civil action against Messrs. Mario Vendemiati and Patrice Chambin, on the counts of forgery and use, of misuse of corporate assets and the misuse of corporate assets, abuse of power and the misuse of power, submission of false balance sheets, abuse of rights (the "Criminal Procedure"), to follow a complaint against the same charges filed with the Office of the Prosecutor of the Republic of Evry in August 2012, registered under number 12215000153 Parquet.

In this respect, companies and TAAG RESEARCH SOLUTIONS certify that no other complaint, or any other fact or legal basis has been used for any purpose whatsoever against VENDEMIATI and gentlemen Chambin or company FIMMOTAAG.

Then criminal proceedings referred to above, FIMMOTAAG Gentlemen Patrice Chambin and Mario Vendemiati companies have opposed RESEARCH SOLUTIONS TAAG and the pleas of fact and law that they intended to invoke in their defense.

In this context, companies and TAAG RESEARCH SOLUTIONS recognize the facts that motivated the actions behind leaders criminalization mentioned above can not characterize them as any criminal offense, so they simply give up to continue those shares remain civil party to any criminal action or initiate another similar procedure for whatever it is that against FIMMOTAAG and gentlemen Patrice Chambin and Mario Vendemiati.

By deed dated February 11, 2013, TAAG and DERCYZ companies have issued a summons placed before the Commercial Court of Evry against Messrs. Mario Vendemiati and Patrice Chambin and FIMMOTAAG on the one hand, the bringing into play their responsibilities because of their directorships CEOs and, secondly, of the involvement of GAP (the "Commercial Procedure").

FIMMOTAAG Gentlemen Patrice Chambin Vendemiati Mario and agree, however, to defend under this Procedure Commercial and enforce their rights and counter-claims vis-à-vis particular company TAAG.

A commercial lease initially 30 December 2008 is currently underway between the company TAAG as Lessee and society BUROBOUTIC as Lessor (the "Commercial Lease").

Lessee to Lessor initially given a guarantee on first demand issued by the Banque Populaire Lorraine Champagne (the "CGAP") corresponding to eighteen (18) months of rent excluding taxes and charges, amounting to the total sum of 285,000 euros.

The company FIMMOTAAG Gentlemen Mario Vendemiati and Patrice Chambin are currently guarantees to the Banque Populaire Lorraine Champagne-cons under the guarantee of the CGAP (the "Guarantor").

Amendment by the Protocol of 31 March 2011, the company has focused RESEARCH SOLUTIONS strong company TAAG for the benefit of society FIMMOTAAG Gentlemen Mario Vendemiati and Patrice Chambin of the obligation which is made of honor Regulation of rents owed by it.

Given the financial difficulties of the company TAAG and discussions between the Lessor and the Lessee in particular, the Lessor is already disinterested up to 140,000 euros for the CGAP directly into the hands of the Banque Populaire Lorraine Champagne.

Banque Populaire Lorraine Champagne has in turn called the company TAAG then FIMMOTAAG and gentlemen Mario Vendemiati and Patrice Chambin for payment of the first amount of 140,000 euros paid BUROBOUTIC.

It is that quality of Deposit FIMMOTAAG Gentlemen Mario Vendemiati and Patrice Chambin have dealt with this first call for 140,000 euros directly into the hands of the Banque Populaire Lorraine Champagne.

CGAP is due to the height of the remainder, ie the sum of 145,000 euros for which the Surety may also be called by Banque Populaire Lorraine Champagne in case of default of the company TAAG. The Deposit reiterated their commitment to the personal guarantee Banque Populaire Lorraine Champagne up to the sum of 145,000 euros by a separate document, a copy was presented today at the company's board TAAG.

The deposit could then turn against the principal debtor fails, namely the company TAAG and proceedings against the company RESEARCH SOLUTIONS for compliance with its commitment to safe door.

FIMMOTAAG Gentlemen Patrice Chambin and intend to defend Mario Vendemiati through the involvement of CGAP and their rights vis-à-vis the company and society TAAG RESEARCH.

2. SUBJECT

This transaction is intended to terminate permanently, irrevocably fixed and at any and all disputes, claims, proceedings and disputes referred to the article "Preamble" and all other disputes, claims, proceedings and disputes that may exist between the Parties, without reservation and unconditionally and irrevocably guaranteed (the "Transaction Protocol"). Transaction Protocol is therefore intended to settle permanently and overall the past, present and future between the parties so that it is no longer any economy, no more no claims them by virtue hereof.

3. MUTUAL CONCESSIONS

The Parties agree to unconditionally and irrevocably hereby as follows:

3.1 In respect of companies and TAAG RESEARCH SOLUTIONS:

- The abandonment and waiver of all claims under the Criminal Procedures all existing or future, and the surrender of their civil party to date and any procedures that may occur.

- A letter of withdrawal of Criminal Procedure, following a complaint filed with the Public Prosecutor of the Republic of Evry in August 2012, registered under number 12215000153 Parquet is sent that day to the attention of RAR Parquet Evry and the Dean of judge at the Tribunal de Grande Instance EVRY care by Master Christophe Gouget, counsel for the company TAAG, and a copy is given to the board that day Gentlemen Mario Vendemiati and Patrice Chambin.

- The abandonment and renunciation of Commercial Procedure and ongoing commitment waiver of any procedure, of any nature whatsoever, to put the liability of the Company and Messrs. FIMMOTAAG Vendemiati and Chambin under the GAP, as under the mandates of any kind they could hold.

Mail a discontinuance of the proceedings and action of the Procedure Commercial committed against Messrs. Mario Vendemiati Patrice Chambin and FIMMOTAAG is sent date in RAR to the attention of the Commercial Court of Evry by Christophe Master Gouget care, counsel for the company TAAG, and a copy is given to the board that day Gentlemen Mario Vendemiati and Patrice Chambin.

- A waiver of the benefit of the provisions of the Protocol that may be charged to or lead to the implementation of the responsibility of Mario Vendemiati Patrice Chambin FIMMOTAAG and society and in particular the involvement of GAP against Messrs. Mario Vendemiati Patrice Chambin FIMMOTAAG and society, and / or their heirs or assigns, covenants that become automatically null and void because it is required hereunder.

- The transfer date, the benefit of anyone choosing RESEARCH, RESEARCH SOLUTIONS Shares pursuant to transfer documents regularized date between the Parties before a notary, namely delivery by RESEARCH SOLUTIONS FIMMOTAAG to (i) the Original Certificate of Shares with handwritten signatures and legal representatives of the company subject to the formalities FIMMOTAAG apostille (ii) the confirmation letter on transfer of stock FIMMOTAAG letterhead signed by the legal representatives of the company by FIMMOTAAG notary.

- More generally, abandonment and outright renunciation of any action, claim or demand contentious or not, directly or indirectly, born or unborn, procedural or transactional relationships that bound on the Parties, that could have companies TAAG and RESEARCH SOLUTIONS against Mario Vendemiati Gentlemen, Patrice Chambin FIMMOTAAG and society and / or their heirs or assigns for any reason whatsoever and for whatever nature, including trade, tax, social, criminal or civil.

Hereby societies and TAAG RESEARCH SOLUTIONS jointly undertake not to transmit to any person any document, testimony, or other piece of information that would cause a violation of the honor, reputation or integrity of Messrs. Chambin and Vendemiati FIMMOTAAG and society.

Similarly, companies and TAAG RESEARCH SOLUTIONS undertake not to intervene, directly or indirectly, in any proceedings involving the Company FIMMOTAAG Mr. Chambin and / or Mr. Vendemiati.

Companies and TAAG RESEARCH SOLUTIONS undertake not to hold disparaging or damaging against the Company FIMMOTAAG, Mr Chambin and / or Mr. Vendemiati.

In this respect, companies and TAAG RESEARCH SOLUTIONS certify that on the date of signature of this Protocol, they never established or is establishing evidence of any nature whatsoever against the Company FIMMOTAAG, Mr Chambin and / or Mr. Vendemiati in relation to the acts and deeds which they have knowledge.

3.2 In respect of Mr. Mario Vendemiati, Patrice Chambin and society FIMMOTAAG:

- The abandonment and waiver of proceedings relating to employment, after sending that day, RAR, a letter of discontinuance of the proceedings and action by the care of Mr Cédric Seguin, lawyer of Mr Mario Vendemiati and Patrice Chambin, a copy of which is given today to the board of the company TAAG.

- A waiver of the benefit of the provisions of the Protocol against companies that may be charged to or lead to the implementation of the responsibility if companies and TAAG RESEARCH, stipulations automatically become null and void by the effect imperative present.

- Return to society by FIMMOTAAG RESEARCH SOLUTIONS of the original Share certificate bearing number RESEARCH SOLUTIONS DS0160 RESEARCH SOLUTIONS for 336.921 shares (Shares Certificate) and on the back and the handwritten signature of the legal representative of the company FIMMOTAAG affixed apostille subject to the formalities and the execution and delivery by FIMMOTAAG date of the letter of confirmation of transfer of stock on letterhead FIMMOTAAG.

All costs of any nature relating to the transfer of Shares RESEARCH SOLUTIONS are solely the responsibility of RESEARCH, including, in particular, without this list being exhaustive, fees Registry, registration fees, taxes, duties and taxes related to the possible gain understanding that the course of action so far led to retain a greater impairment, the costs associated with the removal of the unavailability of the shares transferred.

- In consideration of the abandonment and renunciation of Criminal Procedures and Business by companies and TAAG RESEARCH, waiving any claim, action or claim, direct or indirect recourse or counterclaim that may have Vendemiati Mario Gentlemen, Patrice Chambin and society FIMMOTAAG against companies and TAAG RESEARCH.

- More generally, abandonment and outright renunciation of any action, directly or indirectly, born or unborn, demand or claim litigation, procedural or transactional, that could have Mario Vendemiati, Patrice Chambin and society at FIMMOTAAG against companies and TAAG RESEARCH on relations with the bound, for any reason whatsoever and for whatever nature, including commercial, social, fiscal, criminal or civil.

Hereby Mario Vendemiati, Patrice Chambin and society FIMMOTAAG jointly undertake not to transmit to any person any document, testimony, or other piece of information that would have the effect of undermining the honor, reputation or the probity of companies and TAAG RESEARCH, which would result in the prosecution of any criminal, commercial, tax, civil and social, against them.

Similarly, Mario Vendemiati, Patrice Chambin and society FIMMOTAAG undertake not to intervene, directly or indirectly, in any proceedings involving companies and TAAG RESEARCH.

Mario Vendemiati, Patrice Chambin and society FIMMOTAAG agree not to hold disparaging or damaging against companies and TAAG RESEARCH.

In this regard, Mr. Mario Vendemiati, Patrice Chambin and society FIMMOTAAG do not claim any evidence of any kind whatsoever against the company TAAG and RESEARCH in connection with the acts and deeds which they have knowledge .

3.3 In respect of the Parties:

- For the purposes hereof upon presentation of proof and suitable date provided by the Banque Populaire Lorraine Champagne and a copy is given to the company that day TAAG, the Parties recognize that Mario Vendemiati Gentlemen, Patrice Chambin and society have FIMMOTAAG set in their capacity Deposit the sum of 140,000 euros directly into the hands of the Banque Populaire Lorraine Champagne originally called by the company under the BUROBOUTIC GAPD.

- In consideration of the mutual concessions granted hereunder, the Parties agree to be fully met their rights and obligations and expressly waive all claims, actions, demands and claims for these 140,000 euros already paid by the Guarantor, such the company FIMMOTAAG Gentlemen Mario Patrice Chambin Vendemiati or may not be entitled to claim either the company TAAG, or society RESEARCH SOLUTIONS repayment of these sums for any reason, or for any reason whatsoever.

- In the event that the CGAP is now known by the company against BUROBOUTIC Banque Populaire Lorraine Champagne sums due to either the total amount of 145,000 euros, and Banque Populaire Lorraine Champagne turns against society TAAG as principal debtor and against Messrs. Mario Patrice Chambin Vendemiati or as guarantor, the Parties have agreed to settle the amount directly or indirectly (or all) of 145,000 euros to the Banque Populaire Lorraine Champagne as follows :

• For TAAG, the sum of 100,000 euros;
• For Gentlemen Mario Vendemiati and Patrice Chambin the sum of 45,000 euros.

- To this end, the Parties shall transmit that day irrevocably effect constitute a guarantee of the outstanding balance under the CGAP, the following amounts:

o To TAAG, the sum of 100,000 euros, broken down as follows:
§ 50,000 euros Patrice Chambin an escrow account opened for this purpose in the books of the Banque Populaire Lorraine Champagne, and
§ 50,000 euros Mario Vendemiati an escrow account opened for this purpose in the books of the Banque Populaire Lorraine Champagne.

Patrice and gentlemen Chambin Mario Vendemiati engaging hereby regularize to Banque Populaire Lorraine Champagne any collateral documentation (or any other security which the actual effects would be identical) are placed on these escrow accounts to repayment of the CGAP ( in whole or in part) that has been addressed by the Banque Populaire Lorraine Champagne and satisfactory for the latter.

o For Gentlemen Patrice Chambin Vendemiati Mario and the sum of 72 500 euros each, for a total of 145,000 euros, personal guarantee commitment made by a separate document to the Banque Populaire Lorraine Champagne.

And a total of up to 145,000 euros allocated by the parties unconditionally and irrevocably guaranteed the remaining funds under the CGAP.

Parties present that day orders are irrevocable transfer mentioned above the blocked accounts and transmitted suitable session today at the Banque Populaire Lorraine Champagne accordance with the model that has been previously transmitted by the Banque Populaire Lorraine Champagne.

Being specified that these guarantees are affected by the Parties only payment of the balance of GAPD in the event BUROBOUTIC call latter for the remaining sums guaranteed, until the sum of 145,000 euros, the Parties recognize that expressly hereunder.

In the event that gentlemen Patrice Chambin Vendemiati and Mario are not known or partially known by the Banque Populaire Lorraine Champagne under the involvement of the GAPD and commitment deposit described below, and / or case of revocation or termination of CGAP, the amount or the balance of funds remaining in escrow accounts and recorded in the books of the Banque Populaire Lorraine Champagne TAAG will be returned immediately, Mario and Patrice Vendemiati Chambin in proportion to their contributions date and the balance as required. In any event, the duration of the guarantees provided by the Parties as a result of this article shall apply mutatis mutandis to that of GAPD appropriate.

By reciprocal concessions granted hereunder, the Parties mutually and discharge unconditionally and irrevocably in respect of amounts paid or applied as collateral with the Banque Populaire Lorraine Champagne for final settlement of amounts due and payable by it under CGAP until the maximum amount is the sum of 285 000 euros, without the Parties do not move against each other under the transactions contemplated hereby.

4. EFFECTIVE

Transactional this Protocol shall enter into force as of this date, subject to the concurrent as follows:

• the payment by TAAG, the total sum of 100,000 euros in blocked accounts opened by the Banque Populaire Lorraine Champagne names Patrice Chambin and Mario Vendemiati in effect constitute a guarantee of the outstanding balance under the CGAP in terms of Article 3.3 above;
• delivering the closing date March 28, 2013 a copy of the acts of personal guarantee given by Patrice Chambin Vendemiati Mario and the Banque Populaire Lorraine Champagne guarantee the outstanding balance under the CGAP is a total of 145,000 euros or 72,500 euros respectively;
• Commitment signed by Patrice Chambin and Mario Vendemiati any collateral document (or any other security which the actual effects would be the same) on the total amount of € 100,000 paid into escrow accounts and Patrice Chambin Mario Vendemiati in books of the Banque Populaire Lorraine Champagne to create the effect of a real guarantee to Banque Populaire Lorraine Champagne partial guarantee of the outstanding balance under the CGAP;
• more generally, with respect to the Parties, the signature, exchange, delivery and / or closing the circulation of all documents referred to in Article 3 above and necessary for the completion of the transactions referred to in this Transactional protocol.

5. SCOPE OF TRANSACTION PROTOCOL

The Parties acknowledge that this transaction reflects mutual concessions under the facts, disputes, claims, proceedings and referred in different preamble.

This Protocol Transaction is a transaction within the meaning of Articles 2044 and following of the Civil Code.

Accordance with Articles 2044 and following of the Civil Code, and Transaction Protocol scripts off permanently all disputes, past, present or future, current, or threatening imminent between the Parties relating to the facts and claims incurred in the preamble above. He force of res judicata ultimately between the Parties, pursuant to Article 2052 of the Code and can not be attacked due to an error of law or due to injury.

Accordingly, each Party waives vis-à-vis the other in any proceeding, action, rights, claims and purposes for the facts, disputes, claims, and various procedures outlined herein, regardless of the basis or nature of the action (criminal, civil, social, fiscal or commercial), cause or consequence, whether related or ancillary schedules, past, present, imminent, threatening or future.

Successors and assigns of each Party shall be required to comply with and be able to invoke any provisions of this transaction and the terms of this Protocol Transaction.

Each Party shall indemnify the other Party against any claims, actions or non-judicial court would be brought against him by the parent company or one of its subsidiaries or any of its members in relation to the facts, disputes, claims, and various procedures exposed and finally settled by the Transaction Protocol.

Commitments undertaken by each Party under this Protocol Transactional including waivers apply to use the benefit of any person or entity controlling, controlled by or under common control with either of the Parties, all Group companies to which they belong in a general way, and all officers, shareholders and employees of such persons, so that the parties or their privies and substitutes themselves as permanently filled their rights and obligations by virtue hereof.

6. WITHDRAWAL OF PROCEEDINGS AND WAIVER OF ACTION

As a result of this transaction, each party waives all instances past, present and future, relating to the facts, litigation, subject of this transaction and expressly waives any claims rise to institute legal proceedings, it whether past, present and future, threatening or imminent, and enforce any rights in connection with the facts, disputes, claims, and various procedures defined herein, or the cause or the consequence that they are related or appendices, so that the parties no longer have any savings whatsoever between them.

It is agreed that the costs already incurred shall be borne by each Party which has incurred.

7. WARRANTY

The Parties shall ensure that they have the authority to sign and execute the transaction and they have not assigned or transferred in particular their right to work on facts, disputes, claims, and disputes procedures outlined herein.

8. ENTIRE

This Protocol Transactional expresses all obligations of the Parties to the date of its signature.

Each Party declares to have no other claim to be issued under the Regulation of the alleged crime, disputes, claims, and disputes procedures outlined herein.

Parties mutually waive, accordingly, all other claims, so that they recognize unconditionally and irrevocably have no economy together.

In consequence of which the Parties declare, in the most general way, under their previous herein, no longer have any claim of any nature whatsoever against each other and recognize and be filled rights for all relationships described herein and their consequences born or unborn.

The Parties declare that this Protocol Transactional accurately reflects the results of prior discussions between them.

They claim to have disposed of all the equipment needed time to study the negotiation and signing of this Protocol Transaction.

They undertake to fulfill in good faith and acknowledge by signature hereof, have assessed the nature and scope of it.

9. CONFIDENTIALITY

The Parties declare this transaction confidential and undertake not to disclose any information in connection with this transaction, unless such communication is directly dictated by the execution of the transaction or to justify any transaction pursuant to this transaction, within the framework of legal requirements, regulatory or judicial or from groups to which they belong (and especially RESEARCH SOLUTIONS because of its status company making a public offering of American law vis-à-vis the U.S. Securities and Exchange Commission), including requests from regulatory bodies, control, auditors and accountants in charge of the financial statements of the parties, as well as their insurers and their brokers.

The Parties undertake, moreover, mutually and reciprocally, not to get any bad publicity and beyond even criminal acts, disputes, claims, and disputes procedures outlined herein.

10. APPLICABLE LAW AND JURISDICTION

This transaction is governed by French law. This is for the substantive rules as to form.

IN THE EVENT OF A DISPUTE, THE EXCLUSIVE JURISDICTION OF THE COURT OF COMMERCE NANTERRE, NOTWITHSTANDING MULTIPLE DEFENDANTS OR WARRANTY, EVEN FOR EMERGENCY PROCEDURES OR FOR PROTECTIVE PROCEDURES, OR INTERIM APPLICATION.

11. ADDRESS

The parties elect domicile at the addresses listed in the beginning of this. Thus, all notifications to be valid, must have been made to the address listed at the top of these.

DONE IN PARIS
FIVE ORIGINAL COPIES
28 MARCH 2013

[SIGNATURE PAGE]

For	For

TAAG	RESEARCH

RESEARCH, represented by

Mr, Peter Derycz	Mr. Peter Derycz

Signature	Signature

For	For

FIMMOTAAG	Patrice Chambin

Mr. Patrice Chambin

Mr. Mario Vendemiati

Signatures	Signature

For

Mario Vendemiati

Signature